[OBJECT OMITTED]     Alltrista Corporation News

5875 CASTLE CREEK PARKWAY, NORTH DRIVE, SUITE 440, INDIANAPOLIS, IN  46250-4330

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        Marlin Partners II, LP Withdraws Offer for Alltrista Corporation;
                   Representatives to Join Board of Directors

     Alltrista Corporation Provides Further Guidance on Fiscal 2001 Earnings


INDIANAPOLIS, Ind., June 25, 2001--Alltrista Corporation (NYSE: ALC) today announced that Marlin Partners II, LP has withdrawn its offer to acquire the Company for $18 in cash per share as set forth in the letter of intent with Alltrista dated May 7, 2001. Alltrista also updated guidance on its 2001 operating earnings before interest, taxes, depreciation and amortization
(EBITDA), which is expected to be 15 percent to 20 percent below the earlier guidance of approximately $55 million for the year.

     Regarding the Marlin Partners' acquisition offer, the Company and Marlin have been in active discussions regarding alternative proposals, each conditional upon a number of factors, including the possible sale of the Company's thermoforming operations at a minimum price, coincident with the closing of Marlin's proposed acquisition of Alltrista. Due to certain contingencies in these revised offers, including conditions related to structure and consideration, the Board was unable to accept either of these alternatives. However, the Board is committed to continuing to explore strategic options that would maximize shareholder value, including working with Marlin or others on a fully financed, unconditional offer.

     Alltrista Chairman, President and Chief Executive Officer, Thomas B. Clark, stated, "The Company, Marlin Partners and their respective advisers committed themselves to a diligent, mutually cooperative effort for the past seven weeks. Although we are disappointed that we were unable to complete a transaction with Marlin for an acquisition of the entire Company, we will continue to aggressively explore strategic alternatives while maintaining focus on our day-to-day business. "

     He added, " The Board has determined that it is in the best interest of the Company to invite two representatives of Marlin Partners, Martin E. Franklin and Ian G.H. Ashken, to join the Company's Board of Directors. The knowledge that Marlin Partners has gained during the due diligence process should be of benefit to the Company and its shareholders."

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     Martin E. Franklin,  General Partner of Marlin Partners, stated, " While we are disappointed that we were unable to complete a transaction with Alltrista at this time, we welcome the Company's invitation to join the Board and look forward to serving the best interests of its shareholders, while continuing to be supportive of management."

     Commenting on Alltrista's 2001 earnings outlook, Mr. Clark said that although restructuring of the plastics operations in late 2000 and early 2001 produced savings from reduced employment, demand in several key markets, such as automotive, heavy truck and manufactured housing, remains depressed and the outlook uncertain. Earlier estimates were based, in part, on customer forecasts that have since been revised downward. In addition, operational inefficiencies related to lower volumes and order size continue to impact the thermoforming operations. Management continues to assess operations in light of these conditions. In injection molding, the start-up of a new healthcare program has been delayed, and some softness is being experienced across all markets. In the metals segment, the coinage business, which largely supports the U.S. Mint, has seen somewhat reduced demand as a result of the nation's economic slowdown. Demand for home food preservation products appears typical at this stage in the home canning season.

     Alltrista is a materials-based company. Its plastics operations serve numerous fields, including healthcare, consumer, appliance, motor vehicle and industrial markets. Through its metals group, Alltrista is the leading supplier of home food preservation products, under the Ball(R), Kerr(R) and Bernardin(R) brands and is the country's largest producer of zinc strip and fabricated products, including coin blanks for the U.S. and foreign mints.

NOTE:
THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS INTENDED TO QUALIFY FOR THE SAFE HARBOR FROM LIABILITY ESTABLISHED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, INCLUDING STATEMENTS REGARDING THE OUTLOOK FOR ALLTRISTA'S MARKETS AND THE DEMAND FOR ITS PRODUCTS. THESE PROJECTIONS AND STATEMENTS ARE BASED ON MANAGEMENT'S ESTIMATES AND ASSUMPTIONS WITH RESPECT TO FUTURE EVENTS AND FINANCIAL PERFORMANCE AND ARE BELIEVED TO BE REASONABLE, THOUGH ARE INHERENTLY UNCERTAIN AND DIFFICULT TO PREDICT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED AS A RESULT OF CERTAIN FACTORS. A DISCUSSION OF FACTORS THAT COULD CAUSE RESULTS TO VARY ARE INCLUDED IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING ITS FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000.

                                      -end-

Contact: Media Contact: Kristin Clauss 317.577.5015 or 317.501.3076 Investor Contact: Kevin Bower 317.577.5040 or investorrelations@alltrista.com